Exhibit 23.1

Mazars USA LLP 501 Office Center Drive Suite 300 Fort Washington,Pennsylvania 19034 Tel: 215.259.100 www.mazars.us

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 to be filed on or about December 30, 2020, of our report dated May 6, 2020, related to the consolidated financial statements of Reliance Global Group, Inc. and Subsidiaries as of and for the year ended December 31, 2019, which appears in this Registration Statement of Reliance Global Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Amendment No. 2 to Form S-1.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
December 30, 2020

Mazars USA LLP is an independent member firm of Mazars Group.